Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-189711, 333-189712, 333-189716, 333-196054, 333-203912, 333-211117 and 333-230234 on Form S-8 of our reports relating to the consolidated financial statements of Mallinckrodt plc ("Debtor-in-possiession") (in examination under Part 10 of the Irish Companies Act 2014) (the "Company"), and the effectiveness of the Company’s internal control over financial reporting dated March 15, 2022, appearing in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP
St. Louis, Missouri
March 15, 2022